Exhibit 10.1

Execution Version

TERM LOAN AGREEMENT

dated as of

August 15, 2022

between

GIBBONS CREEK ENVIRONMENTAL REDEVELOPMENT GROUP, LLC,

as Borrower,

the Parent Guarantors party hereto,

and

CHARAH PREFERRED STOCK AGGREGATOR, LP,

as Lender

i

ii

SCHEDULES

Schedule 2.01	–	Lenders
Schedule 3.14	–	Real Properties
Schedule 3.16	–	Bank Accounts

EXHIBITS

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Borrowing Notice
Exhibit C	–	Form of Note

iii

This TERM LOAN AGREEMENT (this “Agreement”) dated as of August 15, 2022, is by and between GIBBONS CREEK ENVIRONMENTAL REDEVELOPMENT GROUP, LLC, a Texas limited liability company (the “Borrower”), CHARAH SOLUTIONS, INC., a Delaware corporation (“Charah Solutions”), CHARAH, LLC, a Kentucky limited liability company (“Charah LLC” and, together with Charah Solutions, the “Parent Guarantors”, and each, a “Parent Guarantor”) and CHARAH PREFERRED STOCK AGGREGATOR, LP, a Delaware limited partnership (the “Lender”).

RECITALS

A.          The Borrower has requested that the Lender commit to advance Term Loans on the Effective Date and, if applicable, on each Funding Date (each as defined below).

B.          The Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01          Defined Terms.  As used in this Agreement, the following terms shall have the respective meanings specified below:

“ABL Credit Agreement” means that certain Credit Agreement, dated as of November 9, 2021, among Charah Solutions, Charah LLC and SCB International Holdings, LLC, a Delaware limited liability company, as borrowers, the other loan parties from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“ABL Loan Parties” shall mean the “Loan Parties” (as defined in the ABL Credit Agreement).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person, excluding, in any event, any operating portfolio company of Sponsor or its Affiliates.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall mean this Term Loan Agreement as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Anti-corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, and all other applicable laws concerning or relating to bribery, money laundering or corruption.

“Annual Financials” shall have the meaning assigned to such term in Section 5.03(a).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by Lender and an assignee (with the consent of any party whose consent is required), substantially in the form of Exhibit A.

“Availability Date” shall mean October 24, 2022.

“Bankruptcy Code” shall mean title 11 of the United States Code, as in effect from time to time.

“Base Rate” shall mean twelve percent (12.0%).

“Borrower” shall have the meaning assigned to such term in the preamble above.

“Borrowing Notice” shall mean a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit B, or such other form as shall be approved by the Lender.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Effective Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations.

“Cash Equivalents” shall mean means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, Eurodollar time deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) repurchase obligations for underlying securities of the types described in clause (a) or clause (d) entered into with any financial institution having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (f) investments in tax exempt obligations of any State of the United States, or any municipality of any such State, maturing within 1 year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s, and (g) investments in funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

“Change in Law” shall mean with respect to Lender (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty after the date on which such Person becomes a Lender, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, after the date on which such Person becomes a Lender, (c) compliance by Lender (or, for purposes of Section 2.09, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date on which such Person becomes a Lender; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 40% or more of the outstanding Equity Interests of the Borrower, or (b) individuals who constitute the continuing directors cease for any reason to constitute at least a majority of the board of directors of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Claim” shall have the meaning assigned to such term in Section 9.11.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any assets upon which the Lenders have been granted a Lien in connection with this Agreement or other Loan Documents.

“Commitment” means, as of the Effective Date, an aggregate principal amount of twenty million dollars ($20,000,000), with respect to Lender’s commitment to make Term Loans; provided that, Lender’s Commitment shall be reduced on a dollar-for-dollar basis by the aggregate principal amount of Term Loans funded by Lender to the Borrower on the Effective Date and, if applicable, on one or more Funding Dates; provided further that the Borrower may, in its discretion, permanently terminate all or any portion of the Commitments by providing written notice to the Lender of such reduction on or prior to the Availability Date.

“Default” shall mean any event or condition which upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Disposition” or “Dispose” shall means the sale, transfer, license, lease, or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any asset or property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loan and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than (i) solely for Equity Interests that are not Disqualified Equity Interests or (ii) as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loan and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of each of the preceding clauses (a), (b), (c) and (d), prior to the date that is 91 days after the Maturity Date.

“dollars” or “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean the date hereof.

“Eligible Assignee” shall mean (a)  Lender or Affiliate of Lender and (b)(i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity that is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).  “Eligible Assignee” shall not include any natural Person.

“Equity Interests” shall mean shares of capital stock, ordinary shares, partnership interests (whether limited or general), membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant, interest, participation, or other equivalent (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, ordinary shares, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act) or any other right entitling the holder thereof to purchase or otherwise acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into Equity Interests at any time prior to the conversion thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of §4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under §414 of the Code.

“Events of Default” shall have the meaning assigned to such term in Article VII; provided that any requirement for the giving of notice, lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented from time to time, and any successor statute thereto, and all of the rules and regulations issued or promulgated in connection therewith, as from time to time in effect.

“Excluded Taxes” shall mean, with respect to Lender or any other recipient of any payment to be made on account of any obligation of the Borrower hereunder or under any other Loan Document (each a “Recipient”), any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of an Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(e), and (d) any withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.

“Funding Date” means each funding date established by the Borrower with respect to Term Loans to be funded by the Lender in the applicable Borrowing Notice in accordance with Section 4.01(b).

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Gibbons Creek Parcels” shall mean tracts of owned real property described in Schedule 3.14.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding current accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person as an account party in respect of letters of credit, (i) any Disqualified Equity Interests of such Person, and (j) all obligations of such Person in respect of bankers’ acceptances.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Payment Date” shall mean (i) the first Business Day of each calendar quarter following the Effective Date and (ii) the Maturity Date.

“Lender Group Expenses” shall mean all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by the Borrower under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Lender in connection with the Lender’s transactions with the Borrower to the extent arising as a result of the transactions contemplated by the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches), (c) reasonable and documented out-of-pocket costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) documented charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable and documented out-of-pocket costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, (f) reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with the Borrower under the Loan Documents, (g) Lender’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees of a single law firm of outside counsel for Lender plus one firm of local counsel in each applicable jurisdiction, and one additional counsel for each group of similarly situated, affected Persons if one or more conflicts of interest arise) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (h) Lender’s reasonable and documented costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning the Borrower or in exercising rights or remedies under the Loan Documents) (provided that, notwithstanding the foregoing provisions of this definition, the fees and expenses of attorneys, accountants, consultants, and other advisors that shall constitute Lender Group Expenses shall in any event be limited to one single law firm of outside counsel, one firm of local counsel in each applicable jurisdiction, and one additional counsel for each group of similarly situated, affected Persons if one or more conflicts of interest arise, and one single accountant, consultant or other non-legal advisor in each reasonably necessary specialty area).

“Lenders” shall mean (a) Charah Preferred Stock Aggregator, LP and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance permitted hereunder.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, easement, right-of-way, license, restriction or security interest in or on such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquid Investments” means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

(b)          (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any of its Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of S&P or Moody’s; and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if, at the time of purchase, such commercial paper is rated not less than “A‑1” (or the then equivalent) by the rating service of S&P or not less than “P‑1” (or the then equivalent) by the rating service of Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the majority of Lenders;

(c)          deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;

(d)          repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if, at the time of entering into such agreement, the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of S&P or Moody’s; and

(e)          such other instruments (within the meaning of the Uniform Commercial Code) as the Borrower may request and Lender may approve in writing.

“Loan Account” shall have the meaning set forth in Section 2.12 hereof.

“Loan Documents” shall mean this Agreement, any Security Document and any other documents executed and delivered by any Loan Party in connection with the foregoing.

“Loan Parties” shall mean the Borrower and any Subsidiary Guarantor.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a)  the business, assets, liabilities, operations, financial condition or operating results of the Borrower, (b) the validity or enforceability of this Agreement or any other Loan Documents taken as a whole, (c) the ability of any Loan Party to perform its material obligations under any Loan Document, (d)  the rights and remedies of or benefits available to the Lenders under the Loan Documents taken as a whole or (e) the priority of any Liens granted to the Lenders in or to a material portion of the Collateral.

“Maturity Date” shall mean the earlier of (i) April 15, 2024 and (ii) the effective date of any Permitted Refinancing.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall have the meaning assigned to such term in the definition of “Cash Equivalents.”

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by any Loan Party and the Lender in respect of any real property owned by such Loan Party in such form as reasonably satisfactory to the Lender.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in § 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Note” shall have the meaning given to such term in Section 2.03(c).

“Obligations” shall mean (a) with respect to the Borrower, all loans (including the Term Loan), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, obligations (including indemnification obligations), fees, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by the Borrower arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents.  Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include the obligation to pay (i) the principal of the Term Loans, (ii) interest accrued on the Term Loans, (iii) Lender Group Expenses, and (iv)  indemnities and other amounts payable by the Borrower under any Loan Document to which it is a party.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding and (b) with respect to any Loan Party other than the Borrower, all obligations of such Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loans or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary Taxes or any other excise, property, intangible, recording, filing or similar Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, in each case other than Excluded Taxes or any Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by the Borrower).

“Permitted Refinancing” shall mean any Indebtedness of the Borrower (“Refinancing Indebtedness”) issued or incurred in exchange for, or the net proceeds of which are used to refinance or replace the Term Loans extended under this Agreement in its entirety.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, exempted company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” at any one time, means any “employee benefit plan” that is covered by ERISA and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under §4062 or §4069 of ERISA be deemed to be) an “employer” as defined in §3(5) of ERISA.

“Recipient” shall have the meaning assigned to such term in the definition of “Excluded Taxes.”

“Refinancing Indebtedness” shall have the meaning provided in the definition of “Permitted Refinancing”.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees and agents of such Person and such Person’s Affiliates.

“Reportable Event” means any of the events set forth in §4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived.

“Required Tax Forms” shall have the meaning assigned to such term in Section 2.11(e).

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statues or case law.

“Restricted Payment” shall mean (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower and (ii) any repayment or redemption or purchase of any amount payable under any Indebtedness which is subordinated in the right of payment to the Obligations pursuant to the Loan Documents.

“S&P” shall have the meaning assigned to such term in the definition of “Cash Equivalents.”

“Sanctioned Country” means, at any time, a country or territory which is itself or whose government is the subject or target of Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).

“Sanctioned Person” means, at any time, (a) any a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or any other Sanctions-related list maintained by any relevant Sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in (a) or (b) above.

“Sanctions” means economic, trade or financial sanctions administered or enforced from time to time by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement, dated as of the Effective Date, by and between the Borrower and the Lender, as amended, restated, amended and restated or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, the Mortgages, and each other security agreement or instrument delivered by any Loan Party to the Lender to guarantee or secure any of the Obligations.

“Single Employer Plan” means a Plan that is subject to Title IV of ERISA, which is not a Multiemployer Plan.

 “Sponsor” shall mean each of (i) BCP Energy Services Fund, LP, a Delaware limited partnership, (ii) BCP Energy Services Fund A, LP, a Delaware limited partnership, (iii) BCP Energy Services Executive Fund, LP, a Delaware limited partnership and (iv) their respective Affiliates.

“Solvent” with respect to any Person as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or controlled or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantor” shall mean any direct or indirect Subsidiary of the Borrower that provides a Guarantee to the Lender to guarantee any of the Obligations to the extent required pursuant to Section 5.07.

“Tax or Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed by any Governmental Authority in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means the term loans made by the Lender to the Borrower pursuant to Section 2.01 (and subject to the limitation set forth in the last sentence of Section 2.02(a)) of this Agreement.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents and the making of the Term Loans hereunder, (b) the consummation of the other transactions contemplated by the Loan Documents and (c) the payment of related fees and expenses.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.

“Voidable Transfer” shall have the meaning assigned to such term in Section 9.19.

Section 1.02  Terms Generally.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and the term “or” has, except where otherwise expressly indicated, the inclusive meaning represented by the phrase “and/or.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations (or any words of similar import) shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, the outstanding principal balance of the Term Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, and (b) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification or reimbursement Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

Section 1.03  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

Section 1.04  Resolution of Drafting Ambiguities.  Each party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.05  Certifications.  All certifications to be made hereunder by a director, officer, manager or other authorized representative of the Borrower or the Borrower’s sole member shall be made by such Person in his or her capacity solely as a director, officer, manager or other authorized representative of the Borrower or the Borrower’s sole member, on behalf of the Borrower or the Borrower’s sole member and not in such Person’s individual capacity.

ARTICLE II
Term Loans

Section 2.01  Term Loans Generally.

(a)          At any time on any Funding Date, but prior to the Availability Date, subject to and upon the terms and conditions set forth herein, Lender agrees to make Term Loans in the aggregate principal amount set forth in Section 2.02(a) to the Borrower; provided, that, without the prior consent of the Lender, Borrower may make no more than three borrowing requests over the term of this Agreement.

(b)          The Borrower further agrees to make a borrowing request for, and issue Term Loans on, the Availability Date in an aggregate principal amount equal to the remaining Commitment on such date; provided that, for the avoidance of doubt, the Borrower may terminate any such Commitments prior to the Availability Date by providing advance written notice of such termination to the Lender and without further action by any party.  Subject to and upon the terms and conditions set forth herein, Lender agrees to make such Term Loans, if any, on the Availability Date to the Borrower.

(c)          Amounts borrowed pursuant to this Section 2.01 may not be reborrowed.  The outstanding principal amount of the Term Loans, together with any accrued and unpaid interest thereon, shall be due and payable on the Maturity Date, or if earlier, the date on which such Term Loan is declared due and payable pursuant to the terms of this Agreement.

Section 2.02  Term Loans Amount.

(a)           The aggregate maximum amount of the Term Loans shall be Lender’s Commitment.

(b)           Lender shall make any Term Loan on the Funding Date by wire transfer of immediately available funds not later than 12:00 p.m. (Central Standard Time) as directed by the Borrower in the Borrowing Notice and pursuant to Section 4.01 or Section 4.02, as applicable.

(c)         The Borrower shall notify the Lender of its request by telephone or by written Borrowing Notice in substantially the form of Exhibit B and signed by the Borrower, no later than 12:00 p.m. (Central Standard Time), three (3) Business Days before the date of the Funding Date (or such shorter time as the Lender may agree in its sole discretion).  Each Borrowing Notice shall specify the aggregate principal amount of the Term Loan requested to be made (which shall be in an amount of at least $3,000,000) and shall constitute a representation by the Borrower that the amount of the requested Term Loans shall not exceed Lender’s total Commitment.

Section 2.03  Evidence of Debt; Repayment of Term Loans.

(a)          The Borrower hereby unconditionally promises to pay to the Lender, the amount of the Term Loans plus accrued interest thereon as set forth in this Agreement.

(b)          Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower, including the amount of principal and accrued unpaid interest payable under this Agreement.

(c)          The Term Loans shall be evidenced by a promissory note dated of even date with the Funding Date (the “Note”) executed by the Borrower and payable to Lender in the form attached hereto as Exhibit C.

Section 2.04  Interest on Term Loans.  Subject to Section 2.05 below, the Term Loans shall bear interest at a per annum rate equal to the Base Rate, payable in cash.  Except to the extent otherwise provided in this Agreement, all interest payable hereunder shall be due and payable on each Interest Payment Date.

Section 2.05  Default Interest.  Upon the occurrence and during the continuance of an Event of Default arising as a result of any principal of or interest on the Term Loans or any fee or other amount payable by the Borrower hereunder not being paid when due (after giving effect to any applicable grace period in Article VII), whether at stated maturity or otherwise, the overdue amount of the Obligations shall bear interest at a rate per annum equal to 2.0% plus the Base Rate.

Section 2.06  Repayment of Term Loans.  The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loans shall be due and payable on the earlier of (i) the Maturity Date (including pursuant to any Permitted Refinancing), and (ii) the date of the acceleration of the Term Loans in accordance with the terms hereof.  All principal of, interest on, and other amounts payable in respect of the Term Loans pursuant to the Loan Documents shall constitute Obligations hereunder.  Borrower promises to pay all of the Obligations (including principal, interest, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier (including pursuant to any Permitted Refinancing), on the date on which the Obligations become due and payable pursuant to the terms of this Agreement.  All repayments pursuant to this Section 2.06 shall be without premium or penalty.

Section 2.07  Optional Prepayment and Mandatory Prepayment.

(a)          The Borrower shall have the right at any time and from time to time to prepay the Term Loans, in whole or in part, without premium or penalty.

(b)          The Borrower shall be required to prepay the outstanding principal balance of the Term Loan, together with any accrued interest thereon and fees under any Loan Documents upon the occurrence of the following events: (i) upon the incurrence of any Indebtedness by any Loan Party not permitted under Section 6.01, in an amount equal to 100% of the net proceeds of such Indebtedness; and (ii) within five Business Days after receipt of any proceeds from any Disposition of assets of a Loan Party (including, without limitation, any Gibbons Creek Parcel), in an amount equal to 100% of the net cash proceeds from such Disposition.

Section 2.08  Application of Payments.

(a)          All payments remitted to Lender by or on behalf of the Borrower shall be applied to repay the Obligations as follows:

(i)          first, to pay all indemnities and Lender Group Expenses then due and payable under this Agreement and the other Loan Documents, until paid in full;

(ii)          second, to pay any fees then due and payable to any of the Lenders under this Agreement and the other Loan Documents, until paid in full;

(iii)          third, to pay interest on the Term Loans then due and payable hereunder;

(iv)          fourth, to pay the principal of the Term Loans, until paid in full;

(v)           fifth, to pay any other Obligations, until paid in full; and;

(vi)       sixth, to the Borrower, or to the extent required by applicable laws or regulations or by any subpoena or similar compulsory legal process, to such other Persons entitled thereto under applicable law.

(b)          For purposes of this Section 2.08, “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest (to the extent permitted by applicable law), and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(c)          All payments and prepayments of the Term Loans under this Section 2.08 shall be without premium or penalty.

Section 2.09  Reserve Requirements; Change in Law.

(a)          If Lender shall have determined that any Change in Law regarding capital adequacy or reserve requirements for banks or bank holding companies, or compliance by Lender, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Term Loan made or participations in Term Loan purchased by Lender pursuant hereto to a level below that which Lender or Lender’s holding company would have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy) by an amount deemed by Lender to be material, then the Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for any such reduction suffered; provided that such amounts shall only be payable by the Borrower to Lender under this Section 2.09(a) so long as it is Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing arrangements.

(b)          A certificate of Lender setting forth the amount or amounts necessary to compensate Lender as specified in paragraph (a) above shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay Lender the amount shown as due (except to the extent such amount is the subject of manifest error) on any such certificate delivered by it on each Interest Payment Date.

(c)          Failure or delay on the part of Lender to demand compensation for any reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of Lender’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate Lender pursuant to Section 2.09(a) with respect to increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 120-day period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 2.09 shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.

(d)          This Section 2.09 shall not apply to any Change in Law with respect to Taxes, which shall be governed exclusively by Section 2.11.

Section 2.10  Payments.  The Borrower shall make each payment hereunder by making, or causing to be made in dollars in immediately available funds, without setoff, defense or counterclaim, the amount thereof available to Lender, not later than 2:00 pm (Central Standard Time), on the date of payment.  If any payment is received by Lender after 2:00 pm (Central Standard Time), such payment may be considered received on the next Business Day, in the Lender’s sole discretion.  Except as otherwise expressly provided herein, whenever any payment hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

Section 2.11  Taxes.

(a)          Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required under applicable law; provided that, if the Borrower shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.11), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make or cause to be made such deductions or withholdings and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          In addition, the Borrower shall timely pay, or at the option of the Lender, timely reimburse it for the payment of any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Borrower shall indemnify Lender (which indemnity shall be payable on each Interest Payment Date following receipt by the Borrower of written demand therefor), for the full amount of any Indemnified Taxes paid by Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) and, without duplication, any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further, that the Borrower shall not be required to compensate Lender pursuant to this Section 2.11 for any amounts payable by Lender in any fiscal year of Lender if Lender does not furnish notice of such claim within one (1) year from the end of such fiscal year; provided further, that if the law giving rise to such claim has a retroactive effect, then such one (1) year period shall be extended to include such period of retroactive effect.  A certificate as to the amount of such payment or liability proposed in good faith and delivered to the Borrower by Lender shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)          Any Lender that is a U.S. person shall deliver to the Borrower an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax, and any Lender that is not a U.S. person shall deliver to the Borrower an executed copy of IRS Form W-8BEN-E, IRS Form W-8BEN, IRS Form W-8ECI, or IRS Form W-8IMY, as applicable (together with any other related documentation, the “Required Tax Forms”), on or about the date on which such person becomes a Lender under this Agreement.  Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding and such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)          Notwithstanding anything to the contrary in this Section 2.11, the completion, execution and submission of documentation described in Section 2.11(e), other than the Required Tax Forms, shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; provided however, that the Borrower shall deduct or withhold amounts as required under applicable law, and that no such amount or other Taxes shall be excluded from the definition of Excluded Taxes to the extent that the obligation to deduct or withhold such amounts, or the imposition of such Taxes on the Lender, would not have arisen but for the failure by such Lender to provide such documentation to Borrower.

(g)          If the Borrower is required pursuant to this Section 2.11 to pay any additional amount to, or to indemnify, Lender to the extent that such Lender becomes subject to Taxes subsequent to the Effective Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement), Lender shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 2.11; provided, however, that such efforts shall not include the taking of any actions by such Lender that would result in any Tax, costs or other expense to such Lender (other than a Tax, cost or other expense for which such Lender has been reimbursed or indemnified by the Borrower pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Lender have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Lender.

 (h)          Without limiting any rights of Lender pursuant to Section 2.11(a), if Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding tax, the Borrower may withhold from any interest payment to Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.

(i)          If Lender, determines, in its sole discretion exercised in good faith, that it has actually received a refund of any Indemnified Taxes or as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11 it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to such Indemnified Taxes or giving rise to such refund), net of all out-of-pocket expenses of Lender, as the case may be (including any Taxes imposed upon the receipt of such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender, if Lender, is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(j)          Notwithstanding anything in this Agreement to the contrary, no fee receiver shall have any rights, and the Borrower shall have no obligations with respect to a fee receiver, with respect to any amounts received under this Agreement (including but not limited to any obligation of Borrower to increase any payment for any amounts deducted or withheld), unless such fee receiver is the Lender under this Agreement or as a participant in accordance with and subject to the limitations pursuant to this Agreement.

(k)         If a payment made to Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (k), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(l)          Each party’s obligations under this Section 2.11 shall survive termination of the Loan Documents and repayment of any obligations thereunder.

Section 2.12  Maintenance of Loan Account: Statements of Obligations.  Lender shall maintain an account on its books in the Borrower’s name (the “Loan Account”) on which the Borrower will be charged with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest and expenses.  Lender shall deliver statements regarding the Loan Account to the Borrower and such statements shall be conclusively presumed to be correct and accurate (absent manifest error) and constitute an account stated between the Borrower and Lender unless, within 30 days after actual receipt thereof by the Borrower, the Borrower delivers to Lender written objection thereto describing the error or errors contained in any such statements.

Section 2.13  Fees. The Borrower agrees to pay the Lender a commitment fee equal to $1,000,000, which is to be earned and payable in cash on the earliest to occur of (i) the Maturity Date, (ii) the date on which the Term Loans are redeemed in full and all Commitments are terminated and (iii) the date on which all Commitments are terminated in full.

ARTICLE III
Representations and Warranties

In order to induce Lender to enter into this Agreement, each Loan Party and, to the extent expressly set forth, each Parent Guarantor, makes the following representations and warranties to Lender as of the date hereof, which representations and warranties shall survive the execution and delivery of this Agreement:

Section 3.01  Organization; Powers.  Each Loan Party and each Parent Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite limited liability company or corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, and (c) has the limited liability company or corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

Section 3.02  Authorization.  The execution, delivery, and performance by each Loan Party and each Parent Guarantor of this Agreement and the other Loan Documents to which it is party have been duly authorized by all necessary action on the part of such Loan Party or Parent Guarantor.  The Transactions (a) have been duly authorized by the governing body of each Loan Party and each Parent Guarantor and (b) do not (i) violate (A) any provision of law, statute, rule or regulation, or any order of any Governmental Authority except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, (B) any organizational document or (C) any provision of any agreement or other instrument to which any Loan Party or Parent Guarantor is a party or by which any Loan Party or Parent Guarantor or any of its property is or may be bound except, where failure to do so would not reasonably be expected to result in a Material Adverse Effect (ii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such agreement or other instrument except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Loan Parties or any Parent Guarantor (other than any Lien permitted to exist under Section 6.06), or (iv) require any Loan Party or Parent Guarantor to obtain any approval whatsoever of any Person other than approvals that have been obtained and that are still in force and effect.

Section 3.03  Enforceability.  This Agreement has been duly executed and delivered by each Loan Party and each Parent Guarantor and constitutes, and each other Loan Document when executed and delivered by any Loan Party or any Parent Guarantor will constitute, a legal, valid and binding obligation of such Loan Party or Parent Guarantor enforceable against such Loan Party or Parent Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.04  Governmental Approvals.  The execution, delivery, and performance by each Loan Party and each Parent Guarantor of the Loan Documents to which it is a party and the consummation by such Loan Party or Parent Guarantor of the transactions contemplated by the Loan Documents do not and will not require such Loan Party or Parent Guarantor to make or obtain any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, in each case that is material, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are in full force and effect as of the Effective Date, and if applicable, the Funding Date.

Section 3.05  Litigation.  There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of each Loan Party or Parent Guarantor, threatened in writing against any Loan Party or Parent Guarantor or any business, property or rights of the Loan Parties or any Parent Guarantor (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable likelihood of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.06  Federal Reserve Regulations.

(a)          No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.07  Reserved.

Section 3.08  No Default.  No Default or Event of Default has occurred and is continuing.

Section 3.09  Use of Proceeds.  The Borrower will use the proceeds of the Term Loans only for purposes specified in Section 6.08.

Section 3.10  Solvency.  On the Effective Date and, if applicable, the Funding Date, the Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations incurred in connection herewith will be, Solvent.

Section 3.11  Sanctioned Persons.  To the knowledge of each Loan Party, no director, officer, employee, or agent or Affiliate of each Loan Party (a) is a Sanctioned Person, (b) has its assets located in a Sanctioned Country, or (c) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.  Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party and its respective directors, officers, employees and agents and Affiliates with the Anti-corruption Laws.  To the knowledge of each Loan Party, each director, officer, employee and agent of such Loan Party is in compliance with the Anti-corruption Laws in all material respects.

Section 3.12  Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA Patriot Act.

Section 3.13  Disclosure.  None of the factual information, when taken as a whole, furnished by or on behalf of each Loan Party in writing on or before the Effective Date and if applicable, on or before the Funding Date, to Lender (including all factual information contained in the Schedules to any Loan Document) for purposes of or in connection with this Agreement or the other Loan Documents contains any material misstatement of fact or omits to state any material fact necessary to make such factual information (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being agreed that forward-looking information, projections, forecasts, pro forma financial information, information of a general economic nature or general information about the Loan Parties’ industry do not constitute factual information for purposes of this Section 3.13.

Section 3.14  Ownership of Properties.  Set forth on Schedule 3.14 is a list of all of the real property owned or leased by the Borrower as of the Effective Date, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property.  The Borrower owns (a) in the case of owned real property, good and marketable fee simple title to such real property, (b) in the case of leased or licensed real property, valid, subsisting, marketable, insurable and enforceable leasehold or licensee interests in such property, in each case, free and clear of all Liens or claims except as otherwise disclosed on Schedule 3.14.

Section 3.15  Security Documents.  The Security Documents create in favor of the Lender a legal, valid, continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The financing statements, releases and other filings are in appropriate form and have been or will be filed in accordance with Section 7 of the Security Agreement.  Upon such filings and/or the obtaining of “control” (as defined in the Uniform Commercial Code), the Lender will have a perfected Lien on and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations regarding to such proceeds in the Uniform Commercial Code) or by obtaining control, under the Uniform Commercial Code (in effect on the date this representation is made) in each case prior and superior in right to any other Person, exception for Liens permitted under Section 6.06.

Section 3.16  Bank Accounts.  Set forth on Schedule 3.16 is a list of deposit accounts and securities account of the Borrower as of the Effective Date.

Section 3.17  Insurance. The properties of the Borrower are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

Section 3.18  Taxes. Each Loan Party has filed all material Federal, state, and other material tax returns that are required to be filed and has paid all material taxes shown thereon to be due, together with applicable interest and penalties, and all other material taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). To the knowledge of the Borrower, no material tax Liens, except for permitted tax liens as described in Section 6.06(a), have been filed, and no material claim is being asserted, with respect to any such tax, fee, or other charge.

Section 3.19  ERISA. Except to the extent any failure to so comply has not resulted in nor could reasonably be expected to result in a Material Adverse Effect:

(a)          Each Plan is in compliance with ERISA, the Code and any requirement of law in all material respects; neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of §412 or §430 of the Code or §302 of ERISA) has occurred (or is reasonably likely to occur) with respect to any Plan.

(b)          No Single Employer Plan has terminated, and no Lien has been incurred in favor of the PBGC or a Plan.

(c)          Based on the assumptions used to fund each Single Employer Plan, the present value of all accrued benefits under each such Plan did not materially exceed the value of the assets of such Plan allocable to such accrued benefit as of the last annual valuation date prior to the date on which this representation is made.

(d)          Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any withdrawal liability that has resulted in or could reasonably be expected to result in a material liability under ERISA, in connection with any Multiemployer Plan.

(e)          No Multiemployer Plan is (or is reasonably expected to be) terminated or insolvent (within the meaning of §4245 of ERISA).

Section 3.20  Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

Section 3.21   Investment Company Act. No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

ARTICLE IV
Conditions of Lending

Section 4.01          Conditions to Effective Date.  The effectiveness of this Agreement is subject to the satisfaction the following conditions:

(a)          The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(b)           No Default or Event of Default shall have occurred and be continuing.

(c)          This Agreement and all other Loan Documents shall have been duly executed by each Person that is to be a party thereto and evidence of same shall have been provided to Lender or its counsel.

(d)          The Lender shall have received such other documents as it may request from the Borrower.

(e)          The Lender shall have received (i) all fees and expenses due and payable under this Agreement and (ii) any other reasonable fees, costs and expenses due and payable to the Lender (including any reasonable fees, disbursements and other charges of legal counsel) for which invoices have been presented prior to the Effective Date.

Section 4.02  Conditions to Each Funding Date.  The obligation of Lender to make the Term Loans hereunder on each Funding Date is subject to the satisfaction the following conditions (or waiver thereof by the Lender):

(a)          The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(b)           No Default or Event of Default shall have occurred and be continuing.

(c)          Lender’s receipt of a Borrowing Notice at least three (3) days before the Funding Date (or such shorter time as the Lender may agree in its sole discretion).

ARTICLE V
Affirmative Covenants

Each Loan Party covenants and agrees with Lender that from the Effective Date until the principal of and interest on the Term Loans, and all other fees, expenses or amounts then due and payable under any Loan Document (other than any contingent reimbursement and indemnification obligations in respect of which no claim for payment has been made), have been paid in full, unless the Lender shall otherwise consent in writing, the Borrower will:

Section 5.01  Existence; Compliance with Laws.

(a)          Do or cause to be done all things necessary to preserve, renew and keep in full force and in effect its legal existence and good standing in its jurisdiction of organization and, except as would not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions, if any, in which it is required to be qualified to transact business.

(b)          Comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted.

Section 5.02  Taxes.  Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien.

Section 5.03  Financial Statements, Reports, etc.  Furnish to the Lender:

(a)          Annual Reports.  Within ninety (90) days after the end of each fiscal year of Charah Solutions, beginning with the fiscal year ending December 31, 2022, Borrower shall deliver to Lender audited consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows of Charah Solutions and its Subsidiaries, as of the end of such fiscal year, that are required to be delivered by Charah Solutions pursuant to Section 5.01(a) of the ABL Credit Agreement as in effect on the date hereof (the “Annual Financials”).

(b)          Quarterly Reports.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Charah Solutions, beginning with the fiscal quarter ending September 30, 2022, the consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows of Charah Solutions and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year that are required to be delivered by Charah Solutions pursuant to Section 5.01(b) of the ABL Credit Agreement as in effect on the date hereof.

(c)          Financial Officer’s Certificate.  Concurrently with any delivery of financial statements under Sections 5.03(a) or (b), a compliance certificate certifying that no Event of Default has occurred and is continuing or, if such Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.

(d)          Certain Regulatory Information.  Promptly after the written request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(e)           Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower as Lender may reasonably request.

Section 5.04  Notices.  Furnish to Lender prompt written notice upon becoming aware of the same (but in any event within 5 Business Days after the Borrower has actual knowledge of such any event or condition), of the following:

(a)          the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)          the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and

(c)          any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.05  Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities.  The Borrower will permit any representatives designated in writing by Lender to inspect the financial records of the Borrower at reasonable times during normal business hours upon reasonable advance written notice and as often as reasonably requested (not to exceed two such inspections in any period of twelve months, unless an Event of Default has occurred and is continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by Lender to discuss the affairs, finances and condition of the Borrower with the officers thereof and independent accountants therefor; provided, that (i) the Borrower shall have the right to have one or more officers, directors, employees or advisers present at all meetings with the independent accountants, and (ii) the foregoing shall be at the expense of Lender unless an Event of Default has occurred and is continuing.

Section 5.06  Further Assurances.

(a)          Execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents, at the sole cost and expense of the Borrower;

(b)          Take commercially reasonable efforts to obtain concurrently with the entering into of any leases for real property after the Effective Date, collateral access agreements in the form reasonably satisfactory to the Lender for each leased real property where Collateral with a fair market value in excess of $100,000 is located.

Section 5.07  Formation of Subsidiaries.  At the time that Borrower or any Subsidiary of Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, the Borrower shall within 30 days following the formation (a) cause such new Subsidiary to provide to Lender a guaranty with respect to the Obligations hereunder, in form and substance satisfactory to Lender and (b) supplement to the Security Agreement in the form and substance reasonably satisfactory to the Lender, evidencing the grant of Liens on all or substantially all of its assets to secure the performance of the Obligations.  Any document, agreement, or instrument executed or issued pursuant to this Section 5.07 shall be a Loan Document.

Section 5.08   Post-Closing Obligations.

(a)          Legal Opinion. Within 15 days after the Effective Date (or such later date as agreed by the Lender), the Lender shall have received customary legal opinions from counsel to each Loan Party reasonably satisfactory to the Lender, opining to the authority of the Loan Party to execute, deliver and perform its respective obligations under the Loan Documents, to the validity and binding effect and enforceability of the Loan Documents, to the perfection of the security interests provided to the Lender in the Collateral and to such other matters as the Lender and its counsel shall reasonably require.

(b)          Mortgage. Within 30 days after the Effective Date (or such later date as agreed by the Lender), the Borrower shall deliver a Mortgage, and to take any actions as shall be necessary or reasonably requested by the Lender to grant and/or perfect Liens, on each real property as set forth on Schedule 3.14, at the sole cost and expense of the Borrower, accompanied by (i) a policy or policies of the title insurance issued by a nationally recognized title insurance company insuring the real property described therein, free of any other Liens except as expressly permitted by Section 6.06, together with such endorsements and reinsurance as the Lender may reasonably request and (ii) if requested by the Lender, an opinion of local counsel to the Borrower in form and substance reasonably satisfactory to the Lender.

(c)          Lien Searches. Within 30 days after the Effective Date (or such later date as agreed by the Lender), the Borrower shall deliver to the Lender (i) lien searches with respect to each real property as set forth on Schedule 3.14 showing that such property is free and clear of all Liens or claims and (ii) if applicable, any evidence that the Lien on any such property has been terminated.

(d)           Bank Accounts.  Within 30 days after the Effective Date (or such later date as agreed by the Lender), the Borrower shall establish and deliver to Lender a control agreement with respect of each deposit account and securities account of the Loan Parties other than (i) those accounts used solely to fund payroll or employee benefits so long as such payroll or employee benefit account is a zero balance account and (ii) escrow accounts.  The Borrower may, subject to compliance with this Section 5.08(d), establish new deposit accounts or securities account.

ARTICLE VI
Negative Covenants

Each Loan Party covenants and agrees with each Lender that it will not:

Section 6.01  Indebtedness.  Create, incur, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness created under this Agreement and the other Loan Documents;

(b)       (i) materialmans’, mechanics’, repairmans’, employees’, vendors’, construction, contractors’, operators’, and other similar liens or charges arising by law or contract in the ordinary course of business, in each case, that are not yet delinquent or are being contested in good faith through appropriate proceedings and (ii) Taxes, levies, assessments or other imposts not yet delinquent or which Taxes, levies, assessments or other imposts are being contested in compliance with Section 5.02 and are not required to be paid under Section 5.02.; and

(c)          Indebtedness of the type described in and permitted under Section 6.02 and Section 6.04.

Section 6.02  Investments and Acquisitions.  Purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any part of the assets or Equity Interests of any other Person; provided, however, that the Borrower may:

(a)          purchase assets used in the ordinary course of its business;

(b)          acquire Liquid Investments; and

(c)          Investments in the form of intercompany Indebtedness from the Borrower to a Parent Guarantor with the proceeds of the Term Loans.

Section 6.03  Mergers; Consolidations.  Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), provided, however, the restrictions in this Section 6.03 shall not apply to actions requested by Lender.

Section 6.04  Restricted Payments.  Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, provided, however, the Borrower may make Restricted Payments (i) required by Lender and (ii) with the proceeds of the Term Loans (provided that such restricted payments may be in the form of unsecured intercompany Indebtedness).

Section 6.05  Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates other than (i) on terms and conditions at least as favorable to the Borrower as would reasonably be obtained by the Borrower at that time in a comparable arm’s- length transaction with a Person other than an Affiliate (except for the payment of management, consulting, monitoring, or advisory fees to Sponsor or its Affiliates, which shall not be permitted), (ii) the Term Loans and related transactions contemplated pursuant to this Agreement, and (iii) Restricted Payments permitted under Section 6.04.

Section 6.06  Limitation on Liens.  Create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following permitted liens:

(a)           Liens for Taxes, levies, assessments or other imposts not yet due or which Taxes, levies, assessments or other imposts are being contested in compliance with Section 5.02 and are not required to be paid under Section 5.02;

(b)           Liens in respect of property of the Borrower imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, and (i) which do not in the aggregate materially detract from the value of the property of the Borrower, and do not materially impair the use thereof in the operation of the business of the Borrower, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(c)          Liens arising out of judgments, attachments or awards, in each case, not resulting in a Default;

(d)          banker’s Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts only owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements and not securing debt for borrowed money;

(e)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code (or the equivalent thereof in any foreign jurisdiction), in each case covering only the items being collected upon; and

(f)             Liens existing in connection with Indebtedness permitted under Section 6.01.

Section 6.07  Other Agreements.  Permit any waiver, supplement, modification or amendment of its organizational documents that is materially adverse to the interests of the Lenders unless requested by the Lender.

Section 6.08          Use of Proceeds.  Use the proceeds of the Term Loans for general corporate purposes and the making of Investments or Restricted Payments in accordance with Section 6.02 and Section 6.04; provided, however, no part of the proceeds of the Term Loan will be used to (x) purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board, (y) directly or indirectly, make any payments to a Sanctioned Person or a Sanctioned Country, to finance any investments in a Sanctioned Person or a Sanctioned Country, to fund any operations of a Sanctioned Person or a Sanctioned Country, or in any other manner that would result in a violation of Sanctions by any Person, or (z) directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Anti-corruption Laws.

Section 6.09  Disposition; Asset Sale. Dispose of any property (other than the Gibbons Creek Parcels so long as the mandatory prepayment provision of Section 2.07(b) are complied with at the time of such Disposition), whether now owned or hereafter acquired, without the consent of the Lender.

Section 6.10  Annual Bonuses; Discretionary Compensation. Make any bonus or other discretionary compensation payments to any officers or employees of a Loan Party, but excluding salary or similar guaranteed payment in existence and in effect as of the Effective Date, without the consent of the Lender; provided that nothing contained in this Section 6.10 shall restrict the making of Restricted Payments permitted pursuant to Section 6.04.

ARTICLE VII
Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)          any representation or warranty made in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been inaccurate in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on or as of the date made;

(b)          default shall be made in the payment of any principal of the Term Loans when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)          default shall be made in the payment of any interest on the Term Loans or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document including any fees, or charges due Lender, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), when and as the same shall become due and payable (whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise), and such default shall continue unremedied until the fifth Business Day after such payment is due and payable under such Loan Document;

(d)          default shall be made by the Borrower in the due observance or performance of any agreement contained Section 5.01(a), Section 5.03, Article VI, Section 10.10(i) or Section 10.10(iii);

(e)          default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document to which the Borrower is a party (other than as provided in clauses (a) though (d) above), and such default shall continue unremedied for a period of 30 consecutive days after written notice thereof from the Lender to the Borrower;

(f)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, or (iii) the winding-up or liquidation of the Borrower and such proceeding or petition shall continue undismissed for 45 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)           the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (e) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any board action to approve any of the foregoing;

(h)          one or more judgments shall be rendered against the Borrower and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment and, in each case, such judgment is for the payment of money in an aggregate amount in excess of $5,000,000 (except to the extent covered by insurance pursuant to which the insurer has not denied coverage);

(i)         the Borrower shall (i) default in making any payment of any principal of any Indebtedness on the scheduled or original due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice (if required), such Indebtedness to become due prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this subparagraph (i) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (i) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds $5,000,000 in the aggregate;

(j)          (a) Any Loan Party shall engage in any “prohibited transaction” (as defined in §406 of ERISA or §4975 of the Code) involving any Plan; (b) any failure to satisfy the minimum funding standard (within the meaning of Sections §412 or §430 of the Code or §302 of ERISA) shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate; (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of trustee is, in the reasonable opinion of the Noteholder, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; or (e) the Borrower or any ERISA Affiliate shall reasonably be likely to incur any liability in connection with a withdrawal from, or the insolvency (within the meaning of §4245 of ERISA) of, a Multiemployer Plan; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could, in the Noteholder’s sole judgment, reasonably be expected to have a Material Adverse Effect;

(k)          (a) Any Security Document ceases for any reason to be valid, binding, and in full force and effect or any Lien created by such Security Document ceases to be enforceable and of the same effect and priority purported to be created thereby, other than as expressly permitted hereunder or thereunder; (b) any material provision of any Loan Document ceases for any reason to be valid, binding, and in full force and effect, other than as expressly permitted hereunder or thereunder; (c) the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document;(d) the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document or purports to revoke, terminate, or rescind any provision of any Loan Document; or (e) the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document or purports to revoke, terminate, or rescind any provision of any Loan Document.

(l)            Any Change of Control occurs; or

(m)          any Event of Default (as defined in the ABL Credit Agreement) occurs under the ABL Credit Agreement.

then, and in every such event (other than in the case of any event with respect to the Borrower described in paragraph (f) or (g) above), and at any time thereafter during the continuance of such event, Lender may (x) by notice to the Borrower, declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities and Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in the case of any event with respect to the Borrower described in paragraph (f) or (g) above, the principal of the Term Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (y) exercise any and all other rights and remedies available to Lender under the Loan Documents, under applicable law, or in equity.

ARTICLE VIII
Security Documents

Section 8.01  Security Documents.  The Obligations of the Borrower hereunder are secured by a first priority security interest in the Collateral specified in the Security Documents.

ARTICLE IX
Miscellaneous

Section 9.01  Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)	if to the Borrower, any Subsidiary Guarantor or any Parent Guarantor:

Gibbons Creek Environmental Redevelopment Group, LLC

c/o Charah Solutions Inc.
12601 Plantside Drive, Louisville, KY 40299;
Attention: Scott Sewell, CEO and President
Email: ssewell@charah.com
Telephone No.: 502-245-1353

(b)          if to Lender:

Charah Preferred Stock Aggregator, LP
c/o Bernhard Capital Partners
400 Convention Street, Suite 1010
Baton Rouge, LA 70802
Attention: Mark D. Spender, Lucie R. Kantrow and Phillip Preis
Email: mark@bernhardcapital.com; lucie@bernhardcapital.com; phillip@bernhardcapital.com
Telephone No.: 225-228-2500

with a copy (which shall not constitute notice) to:

Bernhard Capital Partners
400 Convention Street, Suite 1010
Baton Rouge, LA 70802
Attention:  Lucie R. Kantrow
Facsimile No.: (225) 454-6957
E-mail: lucie@bernhardcapital.com

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.  As agreed to among the Borrower and Lender from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Section 9.02  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by Lender of the Term Loans, regardless of any investigation made by Lender or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loans or any other amount (other than contingent reimbursement and indemnification claims in respect of which a claim for payment has not been made) then due and payable under this Agreement or any other Loan Document is outstanding and unpaid.  The provisions of Sections 2.11 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of Lender.

Section 9.03  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04   Successors and Assigns.

(a)          Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)          Lender shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Borrower; provided that Lender shall be permitted to assign or delegate any of its rights or duties hereunder to an Affiliate of the Lender without such prior written consent of the Borrower.

(c)          The Borrower shall maintain a register for the recordation of the names and addresses of Lender and its successors or assigns, and the commitments of, and principal amounts (and related interest amounts) owing to, each such Person pursuant to the terms hereof from time to time (the “Register”).The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Lender and its successors and assigns shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender for all purposes of this Agreement, notwithstanding notice to the contrary.  This Section 9.04(c) shall be construed so that the Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

Section 9.05  Expenses; Indemnity.

(a)          Borrower agrees that the Lender Group Expenses shall be payable on each Interest Payment Date following receipt of notice of by Borrower thereof; provided that any payment of Lender Group Expenses shall be made in accordance with the applicable provisions of Section 2.08.

(b)        The Borrower agrees to indemnify Lender (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees of a single counsel for all similarly situated Indemnitees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties thereto of their respective obligations hereunder or thereunder, (ii) the consummation of the transactions contemplated hereby or thereby (including the use of proceeds of the Term Loans), or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) the material breach by such Indemnitee of a material obligation under any Loan Documents or (z) relating solely to a dispute among Indemnitees.

(c)          To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and no Lender shall assert, and hereby waives any claim against the Borrower on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Term Loans or the use of the proceeds thereof.

Section 9.06  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07  Applicable Law.  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 9.08  Waivers; Amendment.

(a)          No failure or delay of Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)          Neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Parent Guarantors (solely as it related to Article III and Article X hereunder), and Lender.

Section 9.09  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loans, together with all fees, charges and other amounts which are treated as interest on such Term Loans under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loans or participation in accordance with applicable law, the rate of interest payable in respect of such Term Loans or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loans or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of the Term Loans or participation hereunder shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the federal funds rate to the date of repayment, shall have been received by such Lender.

Section 9.10  Entire Agreement.  This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of Lender) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11  WAIVER OF JURY TRIAL.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”).  BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.12  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, or binding effect hereof.

Section 9.14  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15  Jurisdiction; Consent to Service of Process.

(a)          THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE COUNTY OF NEW YORK, STATE OF NEW YORK.  BORROWER, AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS Section 9.15(a).

(b)         BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16  Confidentiality.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to a written agreement to comply with the provisions of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16.  For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrower, other than any such information that was available to Lender on a nonconfidential basis prior to its disclosure by the Borrower and not in breach of any confidentiality obligations.

Section 9.17  USA Patriot Act Notice.  Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the USA Patriot Act.  In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Borrower and (b) OFAC/PEP searches and customary individual background checks for the Borrower’s senior management and key principals, and the Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable and documented out-of-pocket costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

Section 9.18  Non-Recourse Against Others.  No director, officer, employee, representative or agent of Borrower will have any liability for any obligations of the Borrower under any of the Loan Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Lender hereby waives and releases all such liability.

Section 9.19  Revival and Reinstatement of Obligations; Certain Waivers.  If Lender repays, refunds, restores, or returns in whole or in part, any payment or property previously paid or transferred to Lender, in full or partial satisfaction of any Obligation or on account of any other obligation of the Borrower under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because Lender, elects to do so on the reasonable written advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that Lender elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and reasonable attorney’s fees of Lender related thereto to the extent otherwise constituting Lender Group Expenses, (i) the liability of the Borrower with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Lender’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Lender’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Lender’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of the Borrower in respect of such liability.

ARTICLE X
Guarantee of Obligations

Section 10.01  Guarantee of Payment.  Each Parent Guarantor unconditionally and irrevocably guarantees to the Lenders, the payment of all Obligations now or which may in the future be owing by any Loan Party, other than any contingent indemnification obligations (the “Guaranteed Liabilities”).  This Guarantee is a guaranty of payment and not of collection.  The Lender shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral.  The Guaranteed Liabilities include interest required hereunder accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents, regardless of whether such interest is an allowed claim.  Each Parent Guarantor agrees that, as between such  Parent Guarantor and the Lenders, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower or any other Parent Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Parent Guarantor for the purposes of this Guarantee.

Section 10.02  Guarantee Absolute.  Each Parent Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement.  The liability of each Parent Guarantor hereunder is absolute and unconditional irrespective of:  (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Parent Guarantor.

Section 10.03  Guarantee Irrevocable.  This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing to which any Lender is a party and shall remain in full force and effect until (x) (a) the Commitments have expired or been terminated, or (b) the Guaranteed Liabilities have been paid in full in cash or cash equivalents, or, if earlier, (y) when the Parent Guarantor has given the Lender written notice that this Guarantee has been revoked; provided that any notice under this Section shall not release the revoking Parent Guarantor from any Guaranteed Liability, absolute or contingent, existing prior to the Lender’s actual receipt of the notice at its branches or departments responsible for this Agreement and reasonable opportunity to act upon such notice.

Section 10.04          Reinstatement.  This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by any Lender on the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party all as though the payment had not been made.

Section 10.05  Subrogation.  No Parent Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until (a) the Commitments have expired or been terminated and (b) the Guaranteed Liabilities have been paid in full in cash or cash equivalents.  If any amount is paid to the Parent Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full in cash, the amount shall be held in trust for the benefit of the Lenders shall be promptly paid to the Lender to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.  If any Parent Guarantor makes payment to the Lenders and (a) the Commitments have expired or been terminated, and (b) the Guaranteed Liabilities have been paid in full in cash or cash equivalents, the Lenders shall, at such Parent Guarantor’s request, execute and deliver to such Parent Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Parent Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

Section 10.06  Subordination.  Without limiting the rights of the Lenders under any other agreement, any liabilities owed by the Borrower or any Subsidiary to any Parent Guarantor in connection with any extension of credit or financial accommodation by any Parent Guarantor to or for the account of the Borrower or such Subsidiary, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated in right of payment to the Guaranteed Liabilities, and such liabilities of the Borrower or such Subsidiary to such Parent Guarantor, if the Lender so requests, shall be collected, enforced and received by any Parent Guarantor as trustee for the Lender and shall be paid over to the Lender on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Parent Guarantor under the other provisions of this Guarantee.

Section 10.07  Payments Generally.  All payments by the Parent Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan Documents, as the case may be; provided, however, that (if the Payment Currency is other than Dollars) any Parent Guarantor may, at its option (or, if for any reason whatsoever any Parent Guarantor is unable to effect payments in the foregoing manner, such Parent Guarantor shall be obligated to) pay to the Lender at its principal office the equivalent amount in Dollars computed at the selling rate of the Lender or a selling rate chosen by the Lender, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable.  In any case in which any Parent Guarantor makes or is obligated to make payment in Dollars, the Parent Guarantor shall hold the Lenders harmless from any loss incurred by the Lender arising from any change in the value of Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Lender is actually able, following the conversion of the Dollars paid by such Parent Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

Section 10.08  Formalities.  Each Parent Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 10.09  Limitations on Guarantee.  The provisions of the Guarantee under this Article X are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Parent Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Parent Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Parent Guarantors, the Lender, any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Parent Guarantor’s “Maximum Liability”).  This Section 10.09, with respect to the maximum liability of the Parent Guarantors, is intended solely to preserve the rights of the Lenders hereunder to the maximum extent not subject to avoidance under applicable law.  No Parent Guarantor nor any other Person shall have any right or claim under this Section 10.09 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Parent Guarantor hereunder shall be rendered voidable under applicable law.

Section 10.10  Additional Agreements of Parent Guarantor.  Each Parent Guarantor covenants and agrees that, so long as the Agreement is in effect, such Parent Guarantor (i) will not seek or consent to (A) an increase to the “Commitments” (used in this Section 10.10 as defined in the ABL Credit Agreement) under the ABL Credit Agreement as in effect on the Effective Date (provided that, notwithstanding the foregoing, the Parent Guarantors may (1) incur debt under the ABL Credit Agreement up to the Commitments as in effect on the Effective Date and (2) enter into capital leases and incur purchase money indebtedness to the extent permitted under the ABL Credit Agreement as in effect on the Effective Date) or (B) the incurrence of secured debt for borrowed money by the ABL Loan Parties (other than Indebtedness expressly permitted to be incurred pursuant to clause (A) above), (ii) will not issue or approve any bonus or other discretionary compensation payments to any officers, directors or employees of the ABL Loan Parties and (iii) will not, and will not permit any of their respective Subsidiaries to, amend the ABL Credit Agreement except those that do not adversely affect the interests of the Lenders under this Agreement or the rights or interests of the Lenders in the Collateral.

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Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

GIBBONS CREEK ENVIRONMENTAL REDEVELOPMENT GROUP, LLC

By:	Charah, LLC, its sole manager

By:	/s/ Scott Sewell
Name: Scott Sewell
Title: President

LENDER:

CHARAH PREFERRED STOCK AGGREGATOR, LP

By:	Charah Preferred Stock Aggregator, LLC, its general partner

By:	/s/ Timothy J. Poche
Name: Timothy J. Poche
Title: Authorized Representative